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                                                                       Exhibit 5


                                   ALUMAX INC.
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                    SEPARATION POLICY FOR CORPORATE EMPLOYEES

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                                                                        03/05/98
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                                   ALUMAX INC.
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                    SEPARATION POLICY FOR CORPORATE EMPLOYEES

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                                                                            Page
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1.  Purpose...................................................................1

2.  Definitions...............................................................1

3.  Eligibility...............................................................4

4.  Severance Payments and Benefits...........................................4

5.  Withholding...............................................................7

6.  No Right to Employment....................................................7

7.  Legal Fees................................................................7

8.  Amendment and Termination.................................................7

9.  Governing Law; Arbitration................................................7

10. Nonassignability..........................................................8

11. Administration and Claims.................................................8

12. No Duty to Mitigate.......................................................8

13. Duplicate Payments or Benefits............................................8

14. Effective Date............................................................9
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                                   ALUMAX INC.

                    SEPARATION POLICY FOR CORPORATE EMPLOYEES


         1. Purpose. The purpose of the Alumax Inc. Separation Policy for Corporate Employees (the "Policy") is to provide certain severance payments and benefits to designated Corporate Employees (each, an "Employee") in the event of termination of employment (other than by reason of retirement, death or disability of the Employee) (i) within two years after a Change in Control (as hereinafter defined) if the termination is by the Company other than for Cause (as hereinafter defined) or by the Employee for Good Reason (as hereinafter defined) or (ii) by the Company other than for Cause (as hereinafter defined). This Policy shall not affect the right of the Company to terminate an Employee's employment with or without Cause.

         2. Definitions. The following definitions are applicable for purposes of this Policy:

            (a) "Annual Compensation" means the sum of (i) the Employee's annual salary with the Company (before reduction pursuant to any deferred compensation plan or agreement with the Company) immediately prior to the date of termination of employment or, if greater, immediately prior to the date of the Change in Control and (ii) the Employee's total annual incentive award for the year of termination, assuming employment for the full calendar year and that all applicable targets have been met, under the Alumax Inc. 1993 Annual Incentive Plan, as the same may be modified, replaced or added to by the Company from time to time.

            (b) "Beneficial Owner" is defined in Section 8 of the Company's 1993 Long Term Incentive Plan.

            (c) "Beneficiary" is defined in Section 2 of the Company's 1993 Long Term Incentive Plan.

            (d) "Cause" means (i) the willful and continued failure by the Employee to perform substantially his duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Chairman and Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Employee has not substantially performed his duties, (ii) the willful engagement by the Employee in conduct which is not authorized by the Board of Directors of the Company or within the normal course of the Employee's business decisions and is known by
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         the Employee to be materially detrimental to the best interests of the
         Company or any of its subsidiaries, or (iii) the willful engagement by the Employee in illegal conduct or any act of serious dishonesty which adversely affects, or, in the reasonable estimation of the Chairman and Chief Executive Officer or the President of the Company, could in the future adversely affect, the value, reliability or performance of the Employee to the Company in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

            (e) "Change in Control" means as defined in Section 8 of the Company's 1993 Long Term Incentive Plan.

            (f) "Company" means Alumax Inc., a Delaware corporation, or any successor corporation.

            (g) "Compensation Rate" means the result obtained by dividing the Employee's Annual Compensation by 52.

            (h) "Corporate Employee" means all regular, salaried exempt and non-exempt personnel (i) of the Company at the Company's headquarters, other than Corporate Officers; (ii) of Alumax Technical Services Inc. at Golden, Colorado; (iii) of Alumax International, Inc. at Golden, Colorado; (iv) of Alumax Asia Pacific Pty Limited in Sydney, Australia;
         (v) of Alumax de Mexico S.A. de C.V. in Col. Napoles, Mexico; (vi) of Alumax International Co. in Beijing, China and (vii) of Alumax Materials Management, Inc. at Norcross, Georgia; Cressona, and Lancaster, Pennsylvania; Goose Creek, South Carolina, Texarkana, Texas and West Chicago, Illinois.

            (i) "Corporate Officers" means any officers or designated key executives of the Company who upon termination will otherwise receive severance payments and benefits under an effective employment agreement with the Company or under the Alumax Inc. Executive Separation Policy.

            (j) "Designated Participant" means any Corporate Employee.

            (k) "Good Reason" means:

                (i) a reduction by the Company in the Employee's base salary as in effect immediately prior to the Change in Control;


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                (ii) the failure by the Company to continue in effect any Plan
         (as hereinafter defined) in which the Employee was participating at the time of the Change in Control, unless such Plan (x) is replaced by a successor Plan providing to Employee substantially similar compensation and benefits (which replacement Plan shall continue to be subject to this provision) or (y) terminates as a result of the normal expiration of such Plan in accordance with its terms, as in effect immediately prior to the Change in Control; or by the taking of any other action, or the failure to act, by the Company which would materially adversely affect the Employee's continued participation in any of such Plans as compared to the terms of such participation on the date of the Change in Control, including by materially reducing the Employee's benefits in the future under any such Plans; or

                (iii) the failure by the Company to provide and credit the Employee with the number of paid vacation days to which he or she is entitled in accordance with the Company's normal vacation policy as such policy was in effect immediately prior to the Change in Control;

                (iv) effecting a change in the position of the Employee which does not represent a position commensurate in level, authority and responsibilities with or a promotion from Employee's position with the Company or any of its subsidiaries immediately prior to the date of the Change in Control, or assigning the Employee responsibilities which are materially inconsistent with such prior position; or

                (v) the Company's requiring the Employee to be based anywhere more than 45 miles from the location of Employee's office or the location of the Company's executive offices immediately prior to the Change in Control, except that the Company may require Employee to be based more than 45 miles from such location if the relocation is to a principal executive office of the Company or principal office of a major division or subsidiary of the Company, provided that the Employee is reimbursed, on an after-tax basis, for all reasonable expenses incurred and losses experienced in respect of such relocation in accordance with Company's relocation policy prior to the date of the Change in Control, and except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which the Employee undertook on behalf of the Company prior to the Change in Control;

         in each case after notice in writing from the Employee to the Company and a period of 30 days after such notice during which the Company fails to correct such conduct.




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            (l) "Named Subsidiary" means Alumax Technical Services, Inc.; Alumax
         International, Inc.; Alumax Asia Pacific Pty Limited; Alumax de Mexico S.A. de C.V.; Alumax International Co. and Alumax Materials Management, Inc.

            (m) "Plan" means any compensation plan of the Company such as an incentive, stock option or restricted stock plan or any employee benefit plan of the Company such as a pension, profit sharing, medical, dental or life insurance plan.

            (n) "Salary" means the Employee's base annual salary with the Company or a Named Subsidiary (before reduction pursuant to any deferred compensation plan or agreement with the Company or a Named Subsidiary) as in effect immediately prior to the date of termination of employment or, if greater, immediately prior to the date of the Change in Control.

            (o) "Salary Rate" means the result obtained by dividing the Employee's salary by 52.

            (p) "Years of Service" means the number of years (including partial credit for partial years) that the Employee has been employed by the Company and any of its subsidiaries and predecessors including AMAX Inc.

         3. Eligibility. Each Corporate Employee who was employed by the Company or a Named Subsidiary immediately prior to termination shall be eligible for the severance payments and benefits provided by Section 4 hereof.

         4. Severance Payments and Benefits.

            (a) A Corporate Employee who is eligible for termination payments and benefits under this Policy pursuant to Section 3 shall be entitled to the following upon termination of employment within two years following a Change in Control (other than by reason of retirement, death or disability entitling the Employee to long-term disability benefits under the Company's long-term disability policy), if such termination is by the Company other than for Cause or by the Employee for Good Reason:

                (i) such Employee's annual salary otherwise payable through the date of termination of employment, together with salary, incentive compensation and benefits which have been earned or become payable as of the date of termination but which have not yet been paid to the Employee;




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                (ii) a prorated portion of the award to the Employee for the year of termination, assuming all applicable targets had been met, under the Alumax Inc. 1993 Annual Incentive Plan, as the same may be modified, replaced or added to by the Company from time to time, with such award prorated based on the number of days during the year of termination which precede the Employee's termination;

                (iii) a lump-sum severance payment equal to the sum of (A) four times the Employee's Compensation Rate multiplied by the Employee's Years of Service, plus (B) the Employee's Compensation Rate multiplied by a fraction the numerator of which is Employee's Annual Compensation and the denominator of which is 10,000; provided, however, that in no event shall the amount payable to an Employee pursuant to this clause
         (iii) be less than .5 times the Employee's Annual Compensation or greater than 1.5 times the Employee's Annual Compensation; and

                (iv) continued coverage, for a period of months equal to the lump-sum determined under clause (iii) above divided by Employee's Annual Compensation and multiplied by 12 from the date of termination of employment, under the Company's medical, dental, disability and life insurance plans in which such Employee participated immediately prior to the date of termination of employment, on the same basis as in effect immediately prior to the date of termination of employment (including required employee contributions, if any). Such coverage may be discontinued by the Company in the event that the Employee becomes reemployed and the new employer of the Employee has a comparable insurance program. The comparability of the new employer's program to that of the Company is to be determined by the Company on a category-by-category basis with respect to life, medical, dental and disability coverage.

            (b) An Employee who is eligible for severance payments and benefits under this Policy pursuant to Section 3 shall be entitled to the following upon termination of employment at any time prior to a Change in Control, if such termination is by the Company or a Named Subsidiary other than for Cause (but not if such termination is for any other reason, including retirement, death or disability entitling the Employee to long-term disability benefits under the Company's long-term disability policy, or by the Employee for any reason or by the Company for Cause):

                (i) the amount determined in accordance with clause (i) of paragraph (a) of Section 4;




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                (ii)   the amount determined in accordance with clause (ii) of
         paragraph (a) of Section 4;

                (iii) severance payments, at the dates annual salary payments would otherwise have been made, equal to the sum of (A) two times the Employee's Compensation Rate multiplied by the Employee's Years of Service plus (B) the Employee's Salary Rate multiplied by a fraction, the numerator of which is the Employee's Salary and the denominator of which is $10,000; provided, however, that in no event shall the amount payable to an Employee pursuant to this clause (iii) be less than 0.25 times the Employee's Annual Compensation or greater than 1.5 times the Employee's Salary; and

                (iv) continued benefit coverage for a period of six months from the date of termination of employment, to the extent specified in clause (iv) of paragraph (a) of Section 4.

            (c) All payments required by clauses (i), (ii) and (iii) of paragraph (a) of this Section 4 and by clauses (i) and (ii) of paragraph (b) of this Section 4 shall be paid not later than the fifteenth (15th) day following the date of termination of employment.

            (d) In the event of the death of an Employee, all payments hereunder due to such Employee shall be paid to his or her Beneficiary.

            (e) Notwithstanding anything in this Policy to the contrary, an Employee shall not be entitled to any payments or benefits under
         Section 4(b) of this Policy, unless the Human Resources and Compensation Committee of Board of Directors of the Company in its sole discretion provides otherwise, in the event termination of employment results from the sale or spin-off of a subsidiary, the sale of a division, other business unit or facility in which the Employee was employed immediately prior to such sale, and the Employee has been offered employment with the purchaser of such subsidiary, division, other business unit or facility on substantially the same terms and conditions under which the Employee worked prior to the sale. Such terms and conditions must include an agreement or plan binding on such purchaser or spun-off entity or business, providing that upon any termination of employment with the purchaser of the kinds described in
         Section 4(b) hereof within two years following such sale, the purchaser shall:

                (i) pay to such Employee an amount equal to the severance payments that such Employee would have received under Section 4(b)(iii) hereof if termination of employment had resulted in amounts being owed thereunder at the time of such sale; and

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                (ii)   pay or provide for the Employee and his or her dependents
         the benefits described in Section 4(b)(iv) hereof for a period beginning upon the Employee's termination of employment with the purchaser or spun-off entity or business and terminating on the earlier of (a) the expiration of a number of months and partial months following the date of termination of employment with the purchaser equal to the Employee's Years of Service to the date of such sale, but in no event less than six or more than 18, and (b) the commencement of equivalent benefits from a new employer following termination of employment with the purchaser or spun-off entity or business.

            (f) Notwithstanding anything in this Policy to the contrary, a transfer of employment from the Company to a subsidiary or vice versa shall not be considered a termination of employment for purposes of this Policy.

         5. Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld therefrom.

         6. No Right to Employment. Nothing in this Policy shall be construed as giving any person the right to be retained in the employment of the Company or any subsidiary, nor shall it affect the right of the Company or any subsidiary to dismiss an Employee without any liability except as provided in this Policy.

         7. Legal Fees. The Company shall reimburse all legal fees and related expenses incurred by an Employee in seeking to obtain or enforce any payment, benefit or right provided by this Policy; provided, however, that the Employee shall not be reimbursed for any such amounts to the extent that an arbitrator or a court of competent jurisdiction issues a final, unappealable order setting forth a determination that the position taken by the Employee was frivolous or advanced in bad faith.

         8. Amendment and Termination. The Board of Directors of the Company may amend or terminate this Policy at any time prior to a Change in Control. This Policy may not be amended or terminated at any time after a Change in Control in any manner adverse to an Employee without the prior consent of such Employee.

         9. Governing Law; Arbitration. The validity, construction, and effect of this Policy and any rules and regulations relating to this Policy shall be determined in accordance with Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in Atlanta, Georgia by three arbitrators in accordance with the rules of the American

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Arbitration Association in effect at the time of submission to arbitration.
Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrators, the Company and the Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Georgia, (ii) any of the courts of the State of Georgia, or (iii) any other court having jurisdiction. The Company and the Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Employee hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         10. Nonassignability. Compensation and benefits under the Policy may not be assigned by the Employee. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company.

         11. Administration and Claims. This Policy shall be administered by Philip Gaetano. The administrator shall provide adequate written notice to any employee whose claim for benefits hereunder has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Employee, and afford such Employee a full and fair review of the decision denying the claim, in accordance with the applicable requirements (if any) of the Employee Retirement Income Security Act of 1974, as amended.

         12. No Duty to Mitigate. No Employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Policy, and, except as expressly provided in this Policy, amounts or other benefits to be paid or provided to an Employee pursuant to this Policy shall not be reduced by reason of the Employee's obtaining other employment or receiving similar payments or benefits from another employer.

         13. Duplicate Payments or Benefits.

            (a) Except to the extent that the terms of this Policy confer compensation or benefits that are more favorable to Employee than are available under any other employee (including executive) benefit or compensation plan of the Company in which Employee is a participant relating to severance, Employee's rights under any such employee (including executive) benefit plan or compensation plan shall be determined in accordance with the terms of such plan (as it may be modified or added to by the Company from time to time).

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            (b) This Policy constitutes the entire understanding between the
         Company and Employee relating to employment of Employee by the Company and its subsidiaries and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Policy. Employee shall not be entitled to any payment or benefit under this Policy which duplicates a payment or benefit received or receivable by Employee under such prior agreements and understandings or under any employee (including executive) benefit plan or executive compensation plan or policy of the Company.

         14. Effective Date. This Policy is effective as of March 5, 1998.

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